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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-A/A
                                 AMENDMENT NO. 4

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                           Metretek Technologies, Inc.
             ------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


             Delaware                                   84-1169358
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(STATE OF INCORPORATION OR ORGANIZATION)    (I.R.S. EMPLOYER IDENTIFICATION NO.)

1675 Broadway, Suite 2150
Denver, Colorado                                           80202
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(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                 (ZIP CODE)

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:


         TITLE OF EACH CLASS                     NAME OF EACH EXCHANGE ON WHICH
         TO BE SO REGISTERED                     EACH CLASS IS TO BE REGISTERED
         -------------------                     ------------------------------
                None                                          None

IF THIS FORM RELATES TO THE REGISTRATION OF A CLASS OF SECURITIES PURSUANT TO
SECTION 12(b) OF THE EXCHANGE ACT AND IS EFFECTIVE PURSUANT TO GENERAL INSTRUCTION A.(c), PLEASE CHECK THE FOLLOWING BOX. [ ]

IF THIS FORM RELATES TO THE REGISTRATION OF A CLASS OF SECURITIES PURSUANT TO
SECTION 12(g) OF THE EXCHANGE ACT AND IS EFFECTIVE PURSUANT TO GENERAL INSTRUCTION A.(d), PLEASE CHECK THE FOLLOWING BOX. [X]

SECURITIES ACT REGISTRATION STATEMENT FILE NUMBER TO WHICH THIS FORM RELATES:
Not applicable

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                         Preferred Share Purchase Rights
                         -------------------------------
                                (TITLE OF CLASS)


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         This Form 8-A/A Amendment No. 4 is hereby filed to supplement and amend the information set forth in the Form 8-A filed by Metretek Technologies, Inc. (formerly known as Marcum Natural Gas Services, Inc.) on January 10, 1992, as amended by Forms 8-A/A Amendment No. 1 filed on April 3, 1998 and Form 8-A/A filed on July 7, 1998.

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED
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         On December 9, 1999, Metretek Technologies, Inc., a Delaware
corporation (the "Company"), issued 1,450 units ("Units") to certain investors advised by DDJ Capital Management, LLC (the "DDJ Investors") and agreed to issue up to 5,550 additional Units to additional investors (collectively with the DDJ Investors, the "Unit Purchasers") in a private placement (the "Private Placement"). Each Unit consists of 200 shares of the Company's Common Stock, par value $.01 per share ("Common Shares"), one share of Series B Preferred Stock, par value $.01 per share ("Series B Preferred Shares"), and warrants ("Unit Warrants") to purchase 100 Common Shares. In connection with this Private Placement of the Units, on December 9, 1999, the Company entered into a Securities Purchase Agreement with the DDJ Investors (the "Securities Purchase Agreement"). Under the Securities Purchase Agreement, the Company agreed, among other things, to amend the Rights Agreement, dated as of December 2, 1991, as amended, between the Company and American Securities Transfer & Trust, Inc. (formerly known as American Securities Transfer, Inc.), as rights agent.

         Pursuant to the authorization of the Company's Board of Directors, and in order to prevent the Private Placement or the acquisition of Common Shares, Series B Preferred Shares or Unit Warrants by the Unit Purchasers in connection with the private placement or upon conversion of the Series B Preferred Shares or upon exercise of the Unit Warrants, from triggering the protections provided by the Rights Agreement on December 9, 1999, the Company adopted and entered into Amendment No. 2 ("Amendment No. 2") to the Rights Agreement. Amendment No. 2 also eliminates references in the Rights Agreement to "Continuing Directors" and contains some minor technical amendments to the Rights Agreement necessary as the result of changes in stock ownership since the initial adoption of the Rights Agreement. All capitalized terms used below but not defined herein have the respective meanings given to them in the Rights Agreement.

         Amendment No. 2 provides as follows:

         - Sections 1(a), 1(k) 3(a), 11 and 13 of the Rights Agreement are amended to:

            (a) prevent any Unit Purchaser and its Affiliates and Associates from becoming an "Acquiring Person",

            (b) prevent a "Shares Acquisition Date" from occurring,

            (c) prevent a "Distribution Date" from occurring, and

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                  (d) prevent any adjustment of the purchase price, number and kind of shares, number of rights or other protection set forth in Sections 11 and 13 from being triggered;

                  in each case, as the result of:

                           (i) the execution and delivery of the Securities Purchase Agreement and all related agreements and instruments (collectively referred as the "Unit Investment Documents"), or any amendment thereto in accordance with the terms thereof,

                           (ii) any actions taken by any of the Unit Purchasers pursuant to the terms of any of the Unit Investment Documents,

                           (iii) the consummation of the transactions contemplated by the Unit Investment Documents, or

                           (iv) the announcement or commencement thereof, including, without limitation, the acquisition by any of the Unit Purchasers now or at any time in the future of any Common Shares, Series B Preferred Shares, Common Share issued upon conversion of the Series B Preferred Shares, Unit Warrants, and Common Shares issued or issuable upon exercise of Warrants, or any other acquisition of any such securities, in each case pursuant to the Unit Investment Documents.

         - References to previously "exempt" stockholders who were, at the time of the Rights Agreement, significant stockholders, are eliminated in the definitions of "Acquiring Person" in
                  Section 1(a) of the Rights Agreement and in Sections 24(a) and
                  Section 27 of the Rights Agreement.

         - All references to "Continuing Directors", which occurred only in Sections 1(j) and 29 of the Rights Agreement, are eliminated.

         A copy of Amendment No. 2 is being filed as Exhibit 1 to this Form 8-A/A, Amendment No. 4 and is incorporated herein by reference. The foregoing description of Amendment No. 2 does not purport to be complete and is qualified in its entirety by reference to Amendment No. 2.

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ITEM 2. EXHIBITS.

         1. Amendment No. 2 to Rights Agreement, dated December 9, 1999, between Metretek Technologies, Inc. and American Securities Transfer & Trust, Inc. *


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         * Filed herewith


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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       METRETEK TECHNOLOGIES, INC.



Date: December 22, 1999                By /s/ W. Phillip Marcum
                                         ---------------------------------------
                                          W. Phillip Marcum, President and
                                          Chief Executive Officer

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